Exhibit 10.26
AMENDMENT TO EXECUTIVE
EMPLOYMENT AGREEMENT

WHEREAS, effective July 31, 2006, CAPITAL GOLD CORPORATION, a Delaware corporation (“Employer”), and JEFFREY W. PRITCHARD, a Pennsylvania resident (“Executive”), entered into an Executive Employment Agreement (the “Agreement”); and

WHEREAS, on July 17, 2008, based on the recommendation of the Compensation Committee of the Company’s Board of Directors, the Board of Directors increased the salaries of our executive officers;

NOW, THEREFORE, to effectuate the foregoing change in salary for Executive, Employer and Executive agree:

1. Section 3(a) of the Agreement is amended effective August 1, 2008 and, as amended, reads as follows:

(a) Base Salary. As compensation for the services rendered pursuant to this Agreement, Employer agrees to pay Executive a base salary at an annual rate of not less than $224,250, payable in installments in accordance with Employer’s standard payroll practices, subject to such payroll and withholding deductions as are required by law or authorized by Executive. The amount of the base salary shall be reviewed periodically and may be increased at the sole discretion of Employer.

2. All other terms of the Agreement remain the same.

IN WITNESS WHEREOF, the parties have executed this amendment to the Agreement effective July 17, 2008.

EMPLOYER :

CAPITAL GOLD CORPORATION

By:	s/Gifford A. Dieterle
Gifford A. Dieterle, President

EXECUTIVE:

s/Jeffrey W. Pritchard
Jeffrey W. Pritchard